Item 77M - Scudder Investments VIT Funds (the "Registrant")

Registrant incorporates by reference the Registration Statement on Form N-14 of Scudder Variable Series II, filed on July 29, 2005,
(Accession No. 0000950137-05-152969).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Variable Series II:
SVS Index 500 Portfolio (the "Portfolio") was held on September 2, 2005. The following matter was voted upon by the shareholders of the Portfolio (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of the Portfolio to Scudder VIT Equity 500 Index Fund (the "Fund"), in exchange for shares of the Fund and the assumption by the Fund of all of the liabilities of the Portfolio, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of the Portfolio in complete liquidation of the Portfolio.

Affirmative 	Against 	Abstain
39,325,401.827	786,239.403	2,677,771.236

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